                                                                     Exhibit 2.4



                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                         STAR TELECOMMUNICATIONS, INC.

                          SIERRA ACQUISITION CO., INC.

                           PT-1 COMMUNICATIONS, INC.

                                      AND

                                  SAMER TAWFIK
                                 PETER M. VITA
                                 DOUGLAS BARLEY
                               JOSEPH A. PANNULLO
                               JOHN J. KLUSARITZ

                            Dated as of June 9, 1998

                               TABLE OF CONTENTS

                                                                            PAGE
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
ARTICLE I     THE MERGER..................................................    1
    1.1       The Merger..................................................    1
    1.2       Filing......................................................    1
    1.3       Effective Time of the Merger................................    1
    1.4       Certificate of Incorporation and Bylaws.....................    2
    1.5       Directors and Officers......................................    2
    1.6       Warrants and Options........................................    2

ARTICLE II    CONVERSION OF AND SURRENDER AND PAYMENT FOR COMMON STOCK....    2
    2.1       Conversion..................................................    2
    2.2       Escrow of Shares............................................    2

ARTICLE III   CLOSING; CERTAIN EFFECTS OF MERGER..........................    3
    3.1       Closing Date................................................    3
    3.2       Deliveries of the Company's Stockholders....................    3
    3.3       Deliveries of Acquiror......................................    3
    3.4       Effect of Merger............................................    3
    3.5       Further Assurances..........................................    3

ARTICLE IV    REPRESENTATIONS AND WARRANTIES OF THE ACQUIROR AND NEWCO....    4
    4.1       Organization................................................    4
    4.2       Capital Stock...............................................    4
    4.3       Authority Relative to Agreement.............................    4
    4.4       Acquiror Shares.............................................    4
    4.5       No Violations or Consents...................................    5
    4.6       Litigation..................................................    5
    4.7       Financial Statements and Reports............................    5
    4.8       Proxy Statement; Other Information..........................    5
    4.9       Brokers.....................................................    6
    4.10      Benefit Plans...............................................    6
    4.11      ERISA.......................................................    6
    4.12      Environmental Matters.......................................    6
    4.13      Absence of Certain Changes..................................    7
    4.14      Government Authorizations...................................    7

ARTICLE V     REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS..........    7
    5.1       Ownership and Title to the Shares...........................    7
    5.2       Authority Relative to Agreement.............................    7
    5.3       No Violations or Consents...................................    7
    5.4       Rule 501....................................................    8

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
                                                                            PAGE
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
    5.5       Restricted Securities.......................................    8

ARTICLE VI    REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE
              STOCKHOLDERS................................................    8
    6.1       Corporate Organization; Subsidiaries........................    8
    6.2       Capital Stock...............................................    9
    6.3       Options, Warrants or Other Rights...........................    9
    6.4       Authority Relative to Agreement.............................    9
    6.5       No Violations or Consents...................................    9
    6.6       Governmental Authorizations and Regulations.................   10
    6.7       Litigation..................................................   10
    6.8       Financial Statements and Reports; Material Liabilities;
              Projections.................................................   10
    6.9       Absence of Certain Changes..................................   11
    6.10      Benefit Plans...............................................   12
    6.11      ERISA.......................................................   12
    6.12      Environmental Matters.......................................   13
    6.13      Real Estate Leases..........................................   13
    6.14      Title to Properties; Absence of Liens and Encumbrances......   14
    6.15      Tax Matters.................................................   14
    6.16      Proprietary Property........................................   14
    6.17      Labor Matters...............................................   15
    6.18      Insurance...................................................   15
    6.19      Material Contracts..........................................   15
    6.20      Proxy Statement; Other Information..........................   16
    6.21      Brokers.....................................................   16
    6.22      Continuity of Interest......................................   16
    6.23      Transactions with Affiliated Parties........................   16
    6.24      Distributors................................................   17
    6.25      Accounts Receivable.........................................   17
    6.26      Inventory...................................................   17

ARTICLE VII   COVENANTS AND AGREEMENTS....................................   17
    7.1       Proxy Statement; Special Meeting............................   17
    7.2       Conduct of the Business of the Company Prior to the
              Effective Time..............................................   17
    7.3       Access to Properties and Record.............................   19
    7.4       Acquisition Proposals.......................................   19
    7.5       Indemnification by the Stockholders.........................   19
    7.6       Confidentiality.............................................   20
    7.7       Reasonable Best Efforts.....................................   21
    7.8       Withdrawal of Company S-1...................................   21
    7.9       Proxy of Principal Stockholders.............................   21
    7.10      Certain Events..............................................   21
    7.11      Financial Statements........................................   21

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
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
    7.12      Conduct of the Business of Acquiror Prior to the Effective
              Time........................................................   21

ARTICLE VIII  CONDITIONS PRECEDENT........................................   22
    8.1       Conditions to Each Party's Obligation to Effect the
              Merger......................................................   22
    8.2       Conditions to the Obligation of the Company and the
              Stockholders to Effect the Merger...........................   23
    8.3       Conditions to Obligations of the Acquiror and Newco to
              Effect the Merger...........................................   23

ARTICLE IX    TERMINATION, AMENDMENT AND WAIVER...........................   24
    9.1       Termination.................................................   24
    9.2       Termination Fee.............................................   25
    9.3       Amendment...................................................   25
    9.4       Waiver......................................................   25

ARTICLE X     MISCELLANEOUS...............................................   26
    10.1      Survival....................................................   26
    10.2      Expenses and Fees...........................................   26
    10.3      Notices.....................................................   26
    10.4      Headings....................................................   26
    10.5      Publicity...................................................   26
    10.6      Entire Agreement; Knowledge.................................   27
    10.7      Assignment..................................................   27
    10.8      Counterparts................................................   27
    10.9      Invalidity, Etc.............................................   27
   10.10      Specific Performance........................................   27
   10.11      Governing Law...............................................   27

EXHIBITS

     Exhibit A       Certificate of Merger
     Exhibit B       Escrow Agreement
     Exhibit C       Form of Affiliate Agreement
     Exhibit D       Form of Registration Rights Agreement
     Exhibit E       Form of Proxy

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

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER dated as of June 9, 1998 (this "Agreement"), by and among STAR Telecommunications, Inc., a Delaware corporation (the "Acquiror"), Sierra Acquisition Co., Inc., a New York corporation and wholly-owned subsidiary of the Acquiror ("Newco"), PT-1 Communications, Inc., a New York corporation (the "Company"), and Samer Tawfik, Peter M. Vita, Douglas Barley, Joseph A. Pannullo and John J. Klusaritz (collectively, the "Stockholders").

                                   RECITALS:

     A. The Boards of Directors of Newco, the Acquiror and the Company deem it advisable and in the best interests of their respective stockholders to merge Newco with and into the Company (the "Merger") upon the terms and conditions set forth herein and in accordance with the New York Business Corporation Law (the "Business Corporation Law") (the Company and Newco being hereinafter sometimes referred to as the "Constituent Corporations" and the Company, following the effectiveness of the Merger, being hereinafter sometimes referred to as the "Surviving Corporation");

     B. The Stockholders beneficially own an aggregate of 92.8% of the issued and outstanding shares (the "Shares") of the Company's Common Stock, $.01 par value per share (the "Common Stock"), determined on a fully diluted basis, taking into account all outstanding warrants, options and other rights or interests to subscribe for shares of Common Stock; and

     C. The Boards of Directors of the Acquiror and Newco have each approved the transactions contemplated by this Agreement, including without limitation, the Merger, upon the terms and subject to the conditions set forth herein, including without limitation, the approval of the stockholders of the Acquiror. The Board of Directors of the Company and the Company's stockholders have each approved the transactions contemplated by this Agreement, including without limitation, the Merger, upon the terms and subject to the conditions set forth herein. Such approvals comply in all respects with the requirements of Sections 912(b) and 913(c)(2)(A) of the Business Corporation Law.

                                   AGREEMENT

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein, the sufficiency of which is hereby acknowledged by the parties, and in order to set forth the terms and conditions of the Merger and the mode of carrying the same into effect, the parties hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     1.1 The Merger. Upon the terms and conditions hereinafter set forth and in accordance with the Business Corporation Law, at the Effective Time, as defined below, Newco shall be merged with and into the Company and thereupon the separate existence of Newco shall cease, and the Company, as the Surviving Corporation, shall continue to exist under and be governed by the Business Corporation Law.

     1.2  Filing. Upon the satisfaction or waiver of the conditions set forth in
Section 8 hereof (other than the condition set forth in Section 8.1(b) which may not be waived), Newco and the Company will cause a Certificate of Merger, in substantially the form of Exhibit A attached hereto (the "Certificate of Merger"), to be executed and filed with the Department of State of the State of New York in accordance with the terms of Section 904 of the Business Corporation Law.

     1.3 Effective Time of the Merger. The Merger shall become effective immediately upon the filing of the Certificate of Merger with the Department of State of the State of New York in accordance with Section 904. The date and time of such filing is herein sometimes referred to as the "Effective Time."

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

     1.4 Certificate of Incorporation and Bylaws. Upon the effectiveness of the Merger, the Certificate of Incorporation of Newco (as in effect on the date of the Agreement) shall be the certificate of incorporation of the Surviving Corporation and the By-Laws of Newco as in effect on the date hereof shall be the By-Laws of the Surviving Corporation.

     1.5 Directors and Officers. The persons who are directors of Newco immediately prior to the Effective Time and the officers of the Company shall, after the Effective Time and in accordance with the Certificate of Merger, serve as the directors and officers, respectively, of the Surviving Corporation, in each case such directors and officers to serve until their successors have been duly elected and qualified in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation.

     1.6 Warrants and Options. On the Effective Time, the Acquiror shall assume the duties and obligations of the Company, and the Acquiror shall be vested with the powers, rights and privileges of the Company, under (a) the warrants of the Company that remain outstanding at the Effective Time (the "Warrants") and (b) the options of the Company that remain outstanding at the Effective Time (the "Options"), as such warrants and options are listed on Schedule 6.3. As of the Effective Time, the Acquiror shall have reserved for issuance and continue to maintain sufficient shares of Acquiror Common Stock, as defined below, to issue the required shares of Acquiror Common Stock pursuant to the exercise of Warrants and Options after the Effective Time, subject to appropriate adjustment with respect to the number of shares of Acquiror Common Stock to be acquired thereunder and the exercise price thereof, based on the Exchange Ratio, as defined below.

                                   ARTICLE II

                        CONVERSION OF AND SURRENDER AND
                            PAYMENT FOR COMMON STOCK

     2.1 Conversion. At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

        (a) Each of the issued and outstanding shares of Common Stock shall be automatically converted into the right to receive consideration per share equal to 0.426875724 of a share (the "Exchange Ratio") of the Acquiror's common stock, $0.001 per share ("Acquiror Common Stock"). The Exchange Ratio shall be adjusted as may be necessary and appropriate to reflect any and all stock splits, reverse stock splits, reclassifications, recapitalizations, dividends payable in shares of Acquiror Common Stock or in any other securities convertible into or exchangeable for shares of Acquiror Common Stock and similar capital events that affect Acquiror Common Stock. The aggregate number of shares of Acquiror Common Stock to be issued in the Merger at the Effective Time shall be referred to herein as the "Acquiror Shares."

        (b) All shares of Common Stock which are held by the Company as treasury shares shall be canceled and retired and cease to exist, without any conversion thereof or payment with respect thereto.

        (c) No fraction of a share of Acquiror Common Stock will be issued in the Merger, but, in lieu thereof, each holder of Common Stock who would otherwise be entitled to a fraction of a share of Acquiror Common Stock will be entitled to receive from the Acquiror an amount of cash (rounded to the nearest whole $0.01) equal to the product of (i) such fraction of a share multiplied by
(ii) the average closing price of Acquiror Common Stock on The Nasdaq National Market for the five (5) trading days prior to the Effective Time (the "Average Price").

     2.2 Escrow of Shares. A total of ten percent (10%) of the Acquiror Shares (the "Escrow Shares") shall be deposited at the Closing Date in an escrow established with Santa Barbara Bank and Trust, a California bank, or such other Person mutually agreeable to Acquiror and the Stockholders (the "Escrow Agent"), such escrow to be pursuant to the terms of that certain escrow agreement to be entered into by and among Acquiror, the Stockholders and the Escrow Agent, such agreement in substantially the form attached hereto as Exhibit B (the "Escrow Agreement"). As further set forth in the Escrow Agreement, the Escrow Shares shall be held in escrow for a period (the "Escrow Period") commencing at the Closing Date, as

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defined below, and ending on the earlier to occur of (a) the first anniversary thereof or (b) the completion following the Closing Date of the first audited consolidated financial statements of Acquiror containing combined operations of Acquiror and the Company. The Escrow Shares shall be subject to offset pursuant to the terms of Section 7.5, as further set forth in the Escrow Agreement. Any such offset against the Escrow Shares shall be calculated as set forth in the Escrow Agreement.

                                  ARTICLE III

                       CLOSING; CERTAIN EFFECTS OF MERGER

     3.1 Closing Date. Subject to the fulfillment of the conditions specified in Article VIII (any or all of which may be waived in writing by the respective parties whose performance is conditioned upon satisfaction of such conditions, except that the condition set forth in Section 8.1(b) may not be waived), the purchase and sale of the shares of Common Stock shall be consummated at a closing (the "Closing") to be held at the offices of Acquiror, at 223 East de la Guerra Street, Santa Barbara, CA 93101 at 11:00 a.m. or at such time as Acquiror, the Company and the Stockholders shall mutually agree but not later than December 31, 1998 (such date and time being herein referred to as the "Closing Date"), providing that if, immediately prior to such date, the conditions set forth in 8.1(d) have not been satisfied but all other conditions in Article VIII have been satisfied or waived by the appropriate party thereto, then the Closing Date may be extended to no later than March 31, 1999.

     3.2 Deliveries of the Company's Stockholders. At the Closing, the stockholders of the Company shall deliver to Acquiror (a) stock certificates representing all of the outstanding shares of Common Stock, each of which has been duly endorsed for transfer and with appropriate stock powers, and (b) all of the agreements, documents and instruments required to be delivered by the Company and the Stockholders under Section 8.3.

     3.3 Deliveries of Acquiror. At the Closing, Acquiror shall deliver to the stockholders of the Company (a) certificates representing the Acquiror Shares plus any cash that may be due thereto in payment for any fractional shares, as calculated pursuant to Section 2.1(c), and (b) all of the agreements, documents and instruments required to be delivered by the Acquiror under Sections 8.2. Simultaneously therewith, the Stockholders shall deposit with the Escrow Agent certificates representing the Escrow Shares pursuant to the terms of the Escrow Agreement.

     3.4 Effect of Merger. On and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises, and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all and singular rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well for stock subscriptions as all other things in action or belonging to each of the Constituent Corporations, shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall be thereafter the property of the Surviving Corporation as they were of the Constituent Corporations, and the title to any real estate vested by deed or otherwise, in either of the Constituent Corporations shall not revert or be in any way impaired; but all rights of creditors and all liens upon any property of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of the Constituent Corporations shall thenceforth attach to and be the sole responsibility of the Surviving Corporation and may be enforced against the Surviving Corporation to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

     3.5 Further Assurances. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in law or any other acts are necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, the title to any property or right of the Constituent Corporations acquired or to be acquired by reason of, or as a result of, the Merger, the Constituent Corporations agree that the Surviving Corporation and its proper officers and directors shall and will execute and deliver all such deeds, assignments and assurances in law and do all acts necessary, desirable or proper to vest, perfect or confirm title to such property or right in the Surviving

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Corporation and otherwise to carry out the purposes of this Agreement, and that the proper officers and directors of the Constituent Corporations and the proper officers and directors of the Surviving Corporation are fully authorized in the name of the Constituent Corporations or otherwise to take any and all such action.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF THE
                               ACQUIROR AND NEWCO

     The Acquiror and Newco jointly and severally represent and warrant to the Company as follows:

     4.1 Organization. Each of Acquiror and Newco is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and each has the requisite corporate power and authority to own, lease and operate its assets and to conduct its business in the manner in which it is presently conducted. Acquiror is qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed, in the aggregate, would have a material adverse effect on the financial condition, results of operations, business or properties of Acquiror (an "Acquiror Material Adverse Effect"). True and correct copies of the Certificate of Incorporation Bylaws of Acquiror and Newco have been delivered or made available to the Company.

     4.2 Capital Stock. The authorized capital stock of the Acquiror consists in its entirety of (a) 50,000,000 shares of Acquiror Common Stock, $0.001 par value, of which, as of May 15, 1998, 41,755,594 were issued and outstanding and
(b) 5,000,000 shares of Preferred Stock, $0.001 par value per share, none of which is issued and outstanding. All outstanding shares of Acquiror Common Stock have been duly authorized and validly issued, are fully paid and non-assessable, are free of preemptive rights and were issued in compliance with all applicable securities laws and regulations. To the knowledge of Acquiror and except as otherwise contemplated by this Agreement, there are no voting trusts or other agreements, arrangements or understandings with respect to the voting of Acquiror Common Stock. The authorized capital stock of Newco consists in its entirety of 1,000 shares of common stock, $.01 par value, all of which are issued and outstanding. All of the outstanding shares of Newco common stock are owned beneficially and of record by the Acquiror.

     4.3 Authority Relative to Agreement. Each of the Acquiror and Newco has full corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated on its part hereby. Except with respect to the approval of the stockholders of Acquiror, which shall be subject to the Special Meeting, as defined below, the execution, delivery and performance by each of the Acquiror and Newco of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Acquiror and Newco, including without limitation the affirmative vote of the Board of Directors as contemplated by Section 203(a)(1) of the Delaware General Corporation Law (the "DGCL"). This Agreement has been duly executed and delivered by each of the Acquiror and Newco, and is a legal, valid and binding obligation of each of the Acquiror and Newco, enforceable against each of the Acquiror and Newco in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles. Each other agreement to be executed in connection with this Agreement by the Acquiror and Newco on or prior to the Closing Date will be duly executed and delivered by each of Acquiror and Newco, as the case may be, and will constitute a legal, valid and binding obligation of each of Acquiror and Newco, enforceable against each of Acquiror and Newco in accordance with its respective terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

     4.4 Acquiror Shares. The Acquiror Shares to be issued in connection with the Merger have been duly authorized and, when issued as contemplated hereby at the Effective Time, will be validly issued, fully paid and non-assessable, and not subject to any preemptive rights or other rights or interests of third parties.

     4.5 No Violations or Consents. The execution, delivery and performance of this Agreement by each of the Acquiror and Newco and the consummation by each of them of the transactions contemplated hereby, will
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not (i) violate or conflict with any provision of any charter or bylaws of the
Acquiror or Newco, (ii) require the consent, waiver, approval, license or authorization of or any filing by the Acquiror or Newco with any public authority, other than (a) the filing of a pre-merger notification report under The Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the "HSR Act"), (b) in connection with or in compliance with the provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act of 1933, as amended (the "Securities Act"), the Communications Act of 1934, as amended (the "Communications Act") and the rules and regulations arising thereunder, the rules and regulations of The Nasdaq Stock Market, the Business Corporation Law or the "takeover", "blue sky" or "public utilities" laws of various states and
(c) any other filings and approvals expressly contemplated by this Agreement,
(iii) violate, conflict with or result in a breach of or the acceleration of any obligation under, or constitute a default (or an event which with notice or the lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Acquiror or Newco pursuant to any provision of any indenture, mortgage, lien, lease, agreement, instrument, order, judgment or decree to which the Acquiror or Newco is subject or by which the Acquiror or Newco or any of their property or assets is bound, or (iv) violate or conflict with any law, rule, regulation, permit, ordinance or decree applicable to the Acquiror or Newco or by which any property or asset of either of them is bound or affected except, in each of the instances set forth in items (i) through (iv) above, where failure to give such notice, make such filings, or obtain such authorizations, consents or approvals, or where such violations, conflicts, breaches or defaults, in the aggregate, would not have an Acquiror Material Adverse Effect.

     4.6 Litigation. Except as may be disclosed in the Acquiror SEC Filings, as defined below, there are no actions, proceedings, claims, complaints, grievances or unfair labor practice complaints pending or, to the best of the Acquiror's knowledge, threatened or, to the best of the Acquiror's knowledge, investigations pending or threatened against the Acquiror or with respect to any of the assets or properties of it before any court or governmental or regulatory authority or body or arbitrator which, if adversely determined against Acquiror, would have, individually or in the aggregate, an Acquiror Material Adverse Effect. There are no such proceedings pending or, to the best knowledge of Acquiror, threatened against Acquiror or Newco challenging the validity or propriety of the transactions contemplated by this Agreement.

     4.7 Financial Statements and Reports. The Acquiror heretofore has delivered to the Company true and complete copies of (a) its Registration Statement on Form S-1 dated April 29, 1998, Registration No. 333-48559, (b) its Registration Statement on Form S-4 dated May 29, 1998, Registration No. 333-53335, (c) its Annual Report on Form 10-K for the fiscal year ended December 31, 1997 and (d) its Quarterly Report on Form 10-Q for the quarter ended March 31, 1998 (collectively,"Acquiror SEC Filings"). The Acquiror SEC Filings made in compliance with the Exchange Act were filed in a timely manner pursuant to the rules and regulations thereof. As of the respective times such documents were filed or, as applicable, became effective, the Acquiror SEC Filings complied as to form and content, in all material respects, with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations promulgated thereunder, and did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The consolidated financial statements of the Acquiror included in the Acquiror SEC Filings were prepared in accordance with generally accepted accounting principles ("GAAP") applied on a consistent basis and (except as may be indicated therein or in the notes thereto) present fairly the consolidated financial position, results of operations and cash flows of the Acquiror and its consolidated subsidiaries as of the dates and for the periods indicated subject, in the case of unaudited interim consolidated financial statements, to normal recurring year-end adjustments.

     4.8 Proxy Statement; Other Information. The Proxy Statement, as defined below, and any other documents to be filed with the Securities and Exchange Commission (the "SEC") or any regulatory agency in connection with the transactions contemplated hereby, will not be, at the respective times such documents are filed with the SEC and, with respect to the Proxy Statement, when first published, sent or given to the stockholders of Acquiror, false or misleading with respect to any material fact, or omit to state any material

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fact necessary in order to make the statements therein, in light of the circumstances under which there are made, not misleading. All documents which the Acquiror or Newco files or is responsible for filing with the SEC and any regulatory agency in connection with the Merger (including, without limitation, the Proxy Statement) will comply as to form and content in all material respects with the provisions of applicable law and regulations. Notwithstanding the foregoing, the Acquiror and Newco make no representations or warranties with respect to any information that has been supplied in writing by the Company or its auditors, attorneys or financial advisors specifically for use in the Proxy Statement or in any other documents to be filed by the Acquiror with the SEC or any other regulatory agency in connection with the transactions contemplated hereby.

     4.9 Brokers. Neither the Acquiror nor Newco has paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with this Agreement, except that the Acquiror has retained Hambrecht & Quist and Credit Suisse First Boston as its financial advisors in connection with the transactions contemplated by this Agreement.

     4.10 Benefit Plans. Except as described in Acquiror's SEC Filings, Acquiror does not have outstanding any employment agreement with any officer or employee of Acquiror, any bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock bonus, stock purchase, savings, severance, salary continuation, consulting, retirement (including health and life insurance benefits provided after retirement) or pension plan (including Acquiror Benefit Plans, as defined in Section 4.11 hereof) or arrangement with or for the benefit of any officer, employee or other person, or for the benefit of any group of officers, employees or other persons that provides for payment of more than $100,000 in annual benefits.

     4.11  ERISA. All of Acquiror's employee benefit plans, as defined in
Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), but without regard to whether any such plan is in fact subject to ERISA, that are sponsored, or being maintained or contributed to, by Acquiror that provide for payment of more than $25,000 in annual benefits (the "Acquiror Benefit Plans") are described in Acquiror's SEC Filings. None of the Company Employee Benefit Plans are "multiemployer plans" as defined in Section 3(37) of ERISA. No "prohibited transactions" (as such term is defined in Section 4975 of the Internal Revenue Code (the "IRC"), or in Part 4 of Subtitle B of Title I of ERISA) have occurred with respect to any Acquiror Benefit Plan that could result in the imposition of taxes or penalties that, in the aggregate, could have an Acquiror Material Adverse Effect. Each Acquiror Benefit Plan has been administered in compliance with the applicable requirements of ERISA and the IRC, and in compliance with all other applicable provisions of law, except for such noncompliance, if any, that, in the aggregate, would not have an Acquiror Material Adverse Effect. With respect to each Acquiror Benefit Plan, Acquiror has not incurred liabilities which, in the aggregate, could have an Acquiror Material Adverse Effect as a result of the violation of or the failure to comply with any applicable provision of ERISA, the IRC, any other applicable provision of law, or any provision of such plan. There is no pending or, to the best knowledge of Acquiror, threatened legal action, proceeding or investigation against or involving any Acquiror Benefit Plan which could result in reduced liabilities.

     4.12 Environmental Matters. "Acquiror Real Properties" shall mean all real property now or previously owned, operated or leased by Acquiror and located in the United States. Except as set forth in Acquiror's SEC Filings: (i) Acquiror and, to the best of Acquiror's knowledge, each of the Acquiror Real Properties is in compliance with, and has no liability under any or all applicable Environmental Laws, (ii) neither Acquiror nor any of the Acquiror Real Properties has been alleged in writing by any governmental agency or third party to be in violation of, to be liable under, or to be subject to any administrative or judicial proceeding pursuant to, any Environmental Law and
(iii) there are no facts or circumstances which could reasonably form the basis for the assertion of any claims against Acquiror relating to environmental matters, except, in any such case, where the failure to comply or such liability could not be reasonably expected to have an Acquiror Material Adverse Effect. As used herein, Environmental Law means any federal, state, or local law, statute, rule or regulation, or the common law governing or relating to the environment or to occupational health and safety.

     4.13 Absence of Certain Changes. Since May 29, 1998, except as contemplated by this Agreement, the Acquiror has conducted its business in the ordinary course, consistent with past practices, and there has not been any (a) material adverse change in the financial condition, results of operations, business or properties of Acquiror, (b) sale, assignment or transfer of a material portion of the Company's assets, other than in the ordinary course of business, consistent with past practices, (c) changes in accounting methods, principles or practices by Acquiror materially affecting Acquiror's assets, liabilities or results of operations, except as otherwise required by GAAP, (d) declaration, setting aside or payment of any dividend or other distribution or payment (whether in cash, stock or property) with respect to any shares of Acquiror Common Stock or (e) any other event or condition of any character that in any one case or in the aggregate has had an Acquiror Material Adverse Effect.

     4.14 Government Authorizations. Acquiror has all federal and state governmental licenses, permits and other authorizations, including without limitation all licenses and authorizations required by the United States Federal Communications Commission (the "FCC") and by state public utilities commissions ("Acquiror Permits"), necessary to conduct Acquiror's business as presently conducted, except where the failure to hold any such licenses, permits and other authorizations would not result in an Acquiror Material Adverse Effect. Such Acquiror Permits are valid and in full force and effect and Acquiror is not aware of any threatened suspension, cancellation or invalidation of any such Acquiror Permit. Except as set forth in Acquiror's SEC Filings, the Acquiror has not received notice from either the FCC or any state public utilities commissions of any complaint filed therewith concerning Acquiror, its operations or services.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES
                              OF THE STOCKHOLDERS

     Except as set forth in the disclosure schedules attached hereto (the "Disclosure Schedules"), the Stockholders, severally but not jointly, represent and warrant to Acquiror as follows:

     5.1 Ownership and Title to the Shares. As set forth on Schedule 5.1, such Stockholder is the record and beneficial owner of that number of shares of Common Stock and of the Options and Warrants, if any, set forth opposite his name on such schedule and has good and valid title in and to such securities. Except as set forth on Schedule 5.1, such shares are, and on the Closing Date will be, free and clear of any and all liens, security interests, mortgages, deeds of trust, pledges, claims, rights of first refusal, options, encumbrances, restrictions, preemptive or subscriptive rights or other rights of third parties ("Encumbrances").

     5.2 Authority Relative to Agreement. Such Stockholder has the full power and authority to execute this Agreement and the other transactions contemplated on his part hereby. Such Stockholder has taken all steps that may be necessary to duly authorize the execution and delivery by the Company and by such Stockholder of this Agreement and the consummation of the transactions contemplated on his or its part hereby, in accordance with the provisions of
Section 913(c)(2)(A) of the Business Corporation Law, and no other actions on the part of such Stockholder is necessary to authorize the execution and delivery of this Agreement by such Stockholder or the consummation of the transactions contemplated on his or its part hereby. This Agreement has been duly executed and delivered by such Stockholder, and constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles. Each other agreement to be executed in connection with this Agreement by such Stockholder on or prior to the Closing Date will be duly executed and delivered by the Stockholder and will constitute a legal, valid and binding obligation of each such Stockholder, enforceable against such Stockholder in accordance with its respective terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

     5.3 No Violations or Consents. Except as set forth on Schedule 5.3, the execution, delivery and performance of this Agreement by such Stockholder and the consummation of the transactions contemplated hereby will not (i) violate, conflict with or result in a breach of or the acceleration of any obligation under, or constitute a default (or an event which with notice or the lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of such Stockholder pursuant to any provision of any contract to which such Stockholder is bound, lien, order, judgment or decree to which such party is subject or by which such Stockholder or any of his property or assets is bound, or (ii) violate or conflict with any law, rule, regulation, permit, ordinance or regulation applicable to such Stockholder or by which any property or asset of such Stockholder is bound or affected.

     5.4 Rule 501. Such Stockholder is an "accredited investor" within the meaning of Rule 501 of the Securities Act. In connection with the Merger, each such Stockholder is acquiring shares of Acquiror Common Stock for investment for his own account, not as a nominee or agent and not with a view towards the resale or other distribution of any part thereof, and such Stockholder has no present intention of selling, granting any participation in, or otherwise distributing such shares of Acquiror Common Stock.

     5.5 Restricted Securities. Such Stockholder understands that the shares of Acquiror Common Stock he will receive in the Merger will be characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from Acquiror in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act, only in certain limited circumstances. In this connection, such Stockholder represents that he is familiar with Rule 145 of the Securities Act, as presently in effect, and understands the holding period and resale limitations imposed thereby and by the Securities Act.

                                   ARTICLE VI

                         REPRESENTATIONS AND WARRANTIES
                      OF THE COMPANY AND THE STOCKHOLDERS

     Except as set forth in the Disclosure Schedules, the Company and the Stockholders jointly and severally represent and warrant to Acquiror as follows:

     6.1  Corporate Organization; Subsidiaries.

        (a) Organization. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of New York with all requisite corporate power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed, in the aggregate, would have a material adverse effect on the financial condition, results of operations, business or properties of the Company and its Subsidiaries (as defined below), taken as a whole (a "Company Material Adverse Effect"). True and correct copies of the Certificate of Incorporation and the Bylaws of the Company have been delivered or made available to Acquiror.

     (b) Subsidiaries. Schedule 6.1(b) contains a true and complete list of all direct and indirect domestic and foreign subsidiaries of the Company (individually, a "Subsidiary" and collectively, the "Subsidiaries"), listing the name and jurisdiction of incorporation or organization of each such Subsidiary. Each Subsidiary is a corporation duly organized and validly existing and in good standing under the laws of its respective jurisdiction of incorporation, has the corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by such Subsidiary and to carry on its business as now being conducted by such Subsidiary, is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction set forth on Schedule 6.1(b), which are all of the jurisdictions in which the failure so to qualify would have a Company Material Adverse Effect. All of the issued and outstanding capital stock of each Subsidiary is owned by the Company or one of the Subsidiaries, as the case may be, free and clear of any and all Encumbrances (as defined below). There are no outstanding rights to purchase or otherwise receive from any Subsidiary any shares of capital stock or any other security of such Subsidiary and there are no outstanding securities of any kind convertible into or exchangeable for such capital stock. The Company does not own, directly or indirectly, any stock, partnership interest, joint venture interest or other security, investment or interest in any other corporation, organization or entity, other than the Subsidiaries.

     6.2 Capital Stock. As of the date hereof, the authorized capital stock of the Company consists in its entirety of (a) One Hundred Fifty Million (150,000,000) shares of Common Stock, of which Forty-eight Million Four Hundred Six Thousand Five Hundred Forty-eight (48,406,548) are issued and outstanding and (b) Fifteen Million (15,000,000) shares of preferred stock, $.01 par value per share, none of which are issued and outstanding. All outstanding shares of Common Stock have been duly authorized and validly issued, are fully paid and non-assessable, are free of preemptive rights and were issued in compliance with all applicable securities laws and regulations. Except as set forth on Schedule
6.2 or as otherwise contemplated by this Agreement, there are no voting trusts or other agreements, arrangements or understandings with respect to the voting of the Shares to which the Company, the Stockholders or any other person is a party. Except as set forth on Schedule 6.3 or as otherwise contemplated by this Agreement, there are no preemptive rights, registration rights, subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character relating to issued or unissued shares of Common Stock or other securities of the Company and there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire or sell, issue or otherwise transfer any outstanding securities thereof.

     6.3 Options, Warrants or Other Rights. Except as set forth on Schedule 6.3 or as contemplated by this Agreement, there is no outstanding right, subscription, warrant, call, unsatisfied preemptive right, option or other agreement or arrangement of any kind to purchase or otherwise to receive from the Company or any Subsidiary any of the outstanding, authorized but unissued, unauthorized or treasury shares of the capital stock or any other equity security of the Company or any Subsidiary and there is no outstanding security of any kind convertible into or exchangeable for such capital stock.

     6.4 Authority Relative to Agreement. The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the Merger and the other transactions contemplated on its part hereby. The execution and delivery by the Company of this Agreement and the consummation of the transactions contemplated on its part hereby have been duly authorized by its Board of Directors and its stockholders, such authorization being in compliance with the provisions of Sections 912(b) and 913(c)(2)(A) of the Business Corporation Law, and no other corporate proceedings on the part of the Company or the stockholders are necessary to authorize the execution and delivery of this Agreement by the Company or the consummation of the transactions contemplated on its part hereby. This Agreement has been duly executed and delivered by the Company, and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles. Each other agreement to be executed in connection with this Agreement by the Company on or prior to the Closing Date will be duly executed and delivered by the Company, and will constitute a legal, valid and binding obligation of the Company, enforceable against each of the Company in accordance with its respective terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles.

     6.5 No Violations or Consents. Except as set forth on Schedule 6.5, the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby will not (i) violate or conflict with any provision of any charter or bylaws of the Company or any Subsidiary, (ii) require the consent, waiver, approval, license or authorization of or any filing by the Company or any Subsidiary with any third party or public authority (other than (a) the filing of a premerger notification report under the HSR Act, (b) in connection with or in compliance with the provisions of the Exchange Act, the Securities Act, the Communications Act or the "blue sky" or "public utility" laws of various states, and (c) any other filings and approvals expressly contemplated by this Agreement), (iii) violate, conflict with or result in a breach of or the acceleration of any obligation under, or constitute a default (or an event which with notice or the lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to any provision of any Material Contract (as defined below), lien, order, judgment or decree to which any such party is subject or by which the Company or any Subsidiary or any of their property or assets is bound, or (iv) violate or conflict with any law, rule, regulation, permit, ordinance or regulation applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected except, in each of the instances set forth in items (i) through (iv) above, where failure to give such notice, make such filings, or obtain such authorizations, consents or approvals, or where such violations, conflicts, breaches or defaults, in the aggregate, would not have a Company Material Adverse Effect.

     6.6 Governmental Authorizations and Regulations. Schedule 6.6 is a true and complete list of all material governmental licenses, franchises, permits and other authorizations, including without limitation any and all licenses issued to the Company or any Subsidiary by the FCC, by state public utilities commissions and by all applicable foreign telecommunications regulatory entities (the "Foreign Agencies") ("Company Permits") held by the Company and the Subsidiaries. Such Company Permits are all governmental licenses, franchises, permits and other authorizations necessary to the conduct of the business of the Company and the Subsidiaries. Such Company Permits are valid and in full force and effect and the Company knows of no threatened suspension, cancellation or invalidation of any such Company Permit. Except as set forth on Schedule 6.6, the Company has not received notice from any of the FCC, any state public utilities commissions or any Foreign Agencies of any complaint filed therewith concerning the Company, its operations or services and, to the best knowledge of the Company and the Stockholders, there is not reasonable basis for the filing of any such complaint. Neither the Company nor any Subsidiary is in conflict with, or is in default or violation of, any law, rule, regulation, order, judgment, Company Permit, ordinance, regulation or decree applicable to the Company or any Subsidiary or by which any property or asset of either of them is bound or affected, except where such conflicts, defaults or violations, in the aggregate, would not have a Company Material Adverse Effect.

     6.7 Litigation. Except as set forth on Schedule 6.7 hereto, there are no actions, proceedings, claims, complaints, grievances or unfair labor practice complaints (collectively, "Actions") pending or, to the best knowledge of the Company and the Stockholders, threatened, or, to the best knowledge of the Company and the Stockholders, investigations pending or threatened against the Company or any of the assets or properties of the Company before any court or governmental or regulatory authority or body or arbitrator, which, if such Action were determined adversely to the Company, would have, individually or in the aggregate, a Company Material Adverse Effect. There are no Actions pending or, to the best knowledge of the Company and the Stockholders, threatened against the Company challenging the validity or propriety of the transactions contemplated by this Agreement. None of the assets, property or other rights of the Company or any Subsidiaries thereof is subject to any order, judgment, injunction, writ or decree, which would have, individually or in the aggregate, a Company Material Adverse Effect.

     6.8  Financial Statements and Reports; Material Liabilities; Projections

        (a) Financial Statements and Reports. The Company's audited balance sheets and its audited statements of operations, stockholder's equity and cash flows as of and for the fiscal years ended March 31, 1995, 1996 and 1997 (the "Audited Financials"), as well as the June 8, 1998 draft of the Company's audited balance sheet and audited statements of operations, stockholders' equity and cash flows as of and for the fiscal year ended March 31, 1998 (collectively with the Audited Financials, the "Company Financial Statements") were prepared from and are in accordance with the books and records of the Company and were prepared in accordance with GAAP applied on a consistent basis and (except as may be indicated therein or in the notes thereto) present fairly the consolidated financial position, results of operations and cash flows of the Company and its consolidated subsidiaries as of the dates and for the periods indicated.

        (b) Material Liabilities. Except as set forth on Schedule 6.8(b), the Company has no material liabilities or obligations (whether fixed, accrued, contingent or otherwise) that are not fully reflected or provided for on, or disclosed in the notes to, the Company Financial Statements, except for (i) liabilities in the ordinary course of business that could not be reasonably expected to have a Company Material Adverse Effect or (ii) liabilities incurred in the ordinary course of business that are not required by GAAP to be reflected thereon and which, individually and in the aggregate, are not material.

        (c) Projections. The projections dated May 1, 1998 delivered by the Company to the Acquiror were prepared in good faith in a manner that was reasonable in the context of the financial information and data set forth therein, provided that Acquiror and Newco acknowledge that such projections are forward-looking statements, are subject to the uncertainties inherent thereto and that the Company's actual results may differ, perhaps materially, from such projections.

     6.9 Absence of Certain Changes. Except as set forth on Schedule 6.9, since April 1, 1998, the Company has conducted its business in the ordinary course and there has not been any:

        (a) material adverse change in the financial condition, assets, liabilities, business or results of operations of the Company or any Subsidiary;

        (b) addition to or modification of employee benefits plans, arrangements or practices, other than in the ordinary course of business;

        (c) sale, assignment or transfer of any of the material assets of the Company or any Subsidiary, other than in the ordinary course of business, consistent with past practice;

        (d) cancellation of any indebtedness owed to the Company in an aggregate amount greater than Seventy-five Thousand Dollars ($75,000), or waiver of any rights of similar value to the Company relating to any of its business activities or properties, other than in the ordinary course of business;

        (e) amendment, cancellation or termination of any Material Contract, other than in the ordinary course of business, consistent with past practice;

        (f) any breach of, or default under, any Material Contract by the Company or any Subsidiary;

        (g) change in accounting methods, principles or practices by the Company materially affecting its assets, liabilities or results of operations;

        (h) material revaluation by the Company or any Subsidiary of its assets, including without limitation, any material write-offs, material increases in any reserves or any material write-up of the value of inventory, property, equipment or any other asset;

        (i) material damage, destruction or loss (if not covered by insurance) affecting any office or other facility maintained by the Company or any other material asset of the Company and resulting in a loss in an aggregate amount in excess of One Hundred Thousand Dollars ($100,000);

        (j) Encumbrance with respect to any assets of the Company or any Subsidiary, except Encumbrances arising in the ordinary course of business;

        (k) declaration, setting aside or payment of any dividend or other distribution or payment (whether in cash, stock or property) with respect to any shares of Common Stock, or any redemption, purchase or other acquisition of any of such shares, or any other payment to the stockholders of the Company with respect to the shares of Common Stock held thereby;

        (l) issuance by the Company of, or commitment by it to issue, any shares of Common Stock or other equity securities or any securities convertible into or exchangeable or exercisable for shares of the Common Stock or other equity securities;

        (m) indebtedness for borrowed money incurred by the Company or any Subsidiary or any commitment to incur indebtedness for borrowed money entered into by the Company or any Subsidiary, or any loans made or agreed to be made by the Company, including without limitation, any loans made to any of the Company's executive officers;

        (n) incurrence of other liabilities by the Company or any Subsidiary involving an aggregate amount in excess of One Hundred Fifty Thousand Dollars ($150,000) or more, except in the ordinary course of business, or any material increase or change in any assumptions underlying, or methods of calculating, any bad debt, contingency or other reserves;

        (o) payment, discharge or satisfaction of any liabilities other than the payment, discharge or satisfaction in the ordinary course of business, consistent with past practice, of liabilities reserved against in the Financial Statements or of liabilities incurred in the ordinary course of business, consistent with past practice, since such date or of other liabilities involving Fifty Thousand Dollars ($50,000) or less individually and One Hundred Fifty Thousand Dollars ($150,000) or less in the aggregate;

        (p) increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) or any increase in the compensation payable or to become payable to any officer or employee or any severance or termination pay, except for increases in the ordinary course of business, consistent with past practice or as required by law or any existing agreement;

        (q) granting of any bonus, incentive compensation, service, award or other like benefit to any officer or employee except in accordance with plans or arrangements disclosed on Schedule 6.11; or

        (r) other event or condition of any character which in any one case or in the aggregate could be reasonably expected to have a Company Material Adverse Effect.

     6.10 Benefit Plans. Except as disclosed on Schedule 6.10, the Company does not have outstanding any employment agreement with any officer or employee of the Company or any Subsidiary any bonus, incentive compensation, deferred compensation, profit sharing, stock option, stock bonus, stock purchase, savings, severance, salary continuation, consulting, retirement (including health and life insurance benefits provided after retirement) or pension plan (including Company Employee Benefit Plans, as defined in Section 6.11 hereof) or arrangement with or for the benefit of any officer, employee or other person, or for the benefit of any group of officers, employees or other persons that provides for payment of more than $100,000 in annual benefits. Neither the Company nor any Subsidiary has made, or entered into any agreement to make, any payment that becomes payable as a result of the consummation of the transactions contemplated by this Agreement which would be treated as an "excess parachute payment" as defined in Section 280G of the IRC. There are no such agreements, plans or other arrangements entered into with or provided for any independent contractors with whom the Company or any Subsidiary has a business relationship.

     6.11 ERISA. Set forth on Schedule 6.11 are all of the employee benefit plans, as defined in Section 3(3) of ERISA, but without regard to whether any such plan is in fact subject to ERISA, that is sponsored, or is being maintained or contributed to, by the Company or any Subsidiary that provides for payment of more than $25,000 in annual benefits (the "Company Employee Benefit Plans"). None of the Company Employee Benefit Plans are "multiemployer plans" as defined in Section 3(37) of ERISA. The Company has furnished or made available or will promptly after the date hereof make available to Newco and the Acquiror (a) a true and complete copy of the plan document and summary plan description for each Company Employee Benefit Plan, (b) a true and complete copy of the most recently filed Form 5500 (including the related schedules) with respect to each Company Employee Benefit Plan for which such form is required to be filed, (c) a true and complete copy of any trust agreement, insurance contract or other agreement or arrangement serving as (a) source of funding any benefits payable under any Company Employee Benefit Plan, and (d) the most recently issued financial statement and actuarial report, if any, for each Company Employee Benefit Plan. No "prohibited transactions" (as such term is defined in Section 4975 of the IRC, or in Part 4 of Subtitle B of Title I of ERISA) have occurred with respect to any Company Employee Benefit Plan that could result in the imposition of taxes or penalties that, in the aggregate, could have a Company Material Adverse Effect. With respect to each of the Company Employee Benefit Plans that is intended to qualify for favorable income tax treatment under
Section 401(a) of the IRC, (i) the Internal Revenue Service ("IRS") has issued a favorable determination letter with respect to such plan; (ii) except as set forth on Schedule 6.10, the Company has furnished Newco and Acquiror with a copy of the determination letter most recently issued by the IRS with respect to such plan and the application filed with the IRS for such determination letter; and
(iii) to the best knowledge of the Company, no event has occurred from the date of each such favorable determination letter that would adversely affect the tax-qualified status of the plan in question. Each Company Employee Benefit Plan has been administered in compliance with the applicable requirements of ERISA and the IRC, and in compliance with all other applicable provisions of law, except for such noncompliance, if any, that, in the aggregate, would not have a Company Material Adverse Effect. With respect to each Company Employee Benefit Plan, neither the Company nor any Subsidiary has incurred liabilities which, in the aggregate, could have a Company Material Adverse Effect as a result of the violation of or the failure to comply with any applicable provision of ERISA, the IRC, any other applicable provision of law, or any provision of such plan. None of the Company Employee Benefit Plans which is an "employee pension benefit plan", as that term is defined in Section 3(2) of ERISA (a "Company Employee Pension Benefit Plan"), has incurred an "accumulated funding deficiency," within the meaning of Section 3(2) of ERISA or Section 412 of the IRC. Neither the Company nor any Subsidiary has failed to make any contribution to, or to make any payment under, any Company Employee Benefit Plan that it was required to make pursuant to the terms of the plan or pursuant to applicable law in any amount which, in the aggregate, could have a Company Material Adverse Effect. To the best knowledge of the Company, no "reportable events," with respect to which a notice must be filed with the Pension Benefit Guaranty Corporation ("PBGC"), has occurred with respect to any Company Employee Pension Benefit Plan subject to Title IV of the ERISA. No proceedings by the PBGC to terminate any Company Employee Pension Benefit Plan pursuant to Subtitle of Title IV of ERISA have to the best of the Company's knowledge, been instituted or threatened. Except for any liabilities in an amount which, in the aggregate, would not have a Company Material Adverse Effect, neither the Company nor any Subsidiary (1) has incurred any liability to the PBGC in connection with any Company Employee Pension Benefit Plan, including any liability under Section 4069 of ERISA and any penalty imposed under Section 4071 of ERISA, (2) has terminated any Company Employee Pension Benefit Plan, or ceased operations at any facility or withdrawn from any Company Employee Pension Benefit Plan, in a manner that could subject it to liability or any liens under
Section 4062, 4063, 4064 or 4068 of ERISA or (3) has any knowledge as to the existence of any state of facts, or as to the occurrence of any transactions, that might reasonably be anticipated to result in any liability of the Company or any Subsidiary to the PBGC under any other provision of Title IV of ERISA. There is no pending or, to the best knowledge of the Company, threatened legal action, proceeding or investigation against or involving any Company Employee Benefit Plan which could result in liabilities to the Plan, the Company or any Subsidiary. Except as disclosed on Schedule 6.10, the present value of accrued benefits of each Company Employee Benefit Plan that is a defined benefit plan as defined in Section 3(35) of ERISA does not exceed the value of the assets of such plan available to pay such benefits by an amount that, in the aggregate for all such plans, could have a Company Material Adverse Effect. All representations made by the Company in this Section 6.11 are likewise true with respect to each Subsidiary.

     6.12 Environmental Matters. "Company Real Properties" shall mean all real property now or previously owned, operated or leased by the Company, any Subsidiary or any predecessor-in-interest. Except as set forth on Schedule 6.12:
(i) the Company, each of the Subsidiaries, and to the best of the Company's knowledge, each of the Company Real Properties is in compliance with, and has no liability under any or all applicable Environmental Laws, (ii) none of the Company, any Subsidiary or any of the Company Real Properties has been alleged in writing by any governmental agency or third party to be in violation of, to be liable under, or to be subject to any administrative or judicial proceeding pursuant to, any Environmental Law and (iii) there are no facts or circumstances which could reasonably form the basis for the assertion of any claims against the Company or any Subsidiary relating to environmental matters, except, in any such case, where the failure to comply or such liability could not be reasonably expected to have a Company Material Adverse Effect. As used herein, Environmental Law means any federal, state, or local law, statute, rule or regulation, or the common law governing or relating to the environment or to occupational health and safety.

     6.13 Real Estate Leases. Schedule 6.13 sets forth a complete and accurate list, copies of which have been delivered to the Acquiror, of (i) all leases and subleases under which the Company or any Subsidiary is lessor or lessee of any real property, together with all amendments, supplements, nondisturbance agreements and other agreements pertaining thereto; (ii) all material options held by the Company or any Subsidiary or contractual obligations on the part of the Company or any Subsidiary to purchase or acquire any interest in real property; and (iii) all options granted by the Company or any Subsidiary or contractual obligations on the part of the Company or any Subsidiary to sell or dispose of any material interest in real property in each such instance in items
(i) through (iii) above, which provides for a payment of more than $25,000. Such leases, subleases and other agreements are in full force and constitute binding obligations of the Company and, to the best of its knowledge, the other parties thereto, and (i) there are no defaults thereunder by the Company or any Subsidiary or, to the best of Company's knowledge, by any other party thereto and (ii) no event has occurred which (with notice, lapse of time or both or occurrence of any other event) would constitute a default by the Company or any Subsidiary or, to the best of the Company's knowledge, by any other party thereto, except, in either such instance, for defaults or events that could not be reasonably expected to have a Company Material Adverse Effect. The Company or a Subsidiary has good, valid and insurable leasehold title to all such leased property, free and clear of all encumbrances, liens, charges or other restrictions of any kind or character, except for Permitted Liens, as defined below.

     6.14 Title to Properties; Absence of Liens and Encumbrances. The Company does not own any real property. Except for leased assets, the Company and the Subsidiaries have good and insurable title to all of their material tangible personal property used in their businesses, including, without limitation, those reflected in the balance sheet of the Company as of March 31, 1998 (the "Company Balance Sheet") (other than assets disposed of in the ordinary course of business since March 31, 1998), free and clear of all Encumbrances, except liens for taxes not yet due and payable and such liens or other imperfections of title, if any, as would not, in the aggregate, have a Company Material Adverse Effect on the operation of the business of the Company or any Subsidiary, and except as reflected or disclosed in the Company Balance Sheet, or on Schedule 6.14.

     6.15 Tax Matters. Except as set forth on Schedule 6.15, the Company has paid, or the Company Balance Sheet contains adequate provision for, all federal, state, local, foreign or other governmental income, excise, franchise, payroll, F.I.C.A., unemployment, withholding, real property, personal property, sales, payroll, disability and all other taxes imposed on the Company or any Subsidiary or with respect to any of their respective properties, or otherwise payable by them, including interest and penalties, if any, in respect thereof (collectively, "Company Taxes"), for the Company taxable period ended on the date of the Company Balance Sheet and all fiscal periods of the Company prior thereto. Company Taxes paid and/or incurred from the date of the Company Balance Sheet until the Effective Time will include only Company Taxes incurred in the ordinary course of business determined in the same manner as in the taxable period ending on the date of the Company Balance Sheet. Except as disclosed on
Schedule 6.15, the Company and its Subsidiary have timely filed all income tax, excise tax, sales tax, use tax, gross receipts tax, franchise tax, employment and payroll related tax, property tax, and all other tax returns which the Company and/or each Subsidiary (as the case may be) are required to file ("Tax Returns"), and have paid or provided for all the amounts shown to be due thereon. Except as set forth on Schedule 6.15, (i) neither the Company nor any Subsidiary has filed or entered into, or is otherwise bound by, any election, consent or extension agreement that extends any applicable statute of limitations with respect to taxable periods of the Company, (ii) the Company is not a party to any contractual obligation requiring the indemnification or reimbursement of any person with respect to the payment of any Tax, (iii) no claim has ever been made or threatened by an authority in a jurisdiction where the Company or any Subsidiary do not file Tax Returns that they are or may be subject to Taxes by that jurisdiction, (iv) no issues have been raised by the relevant taxing authorities on audit that are of a recurring nature and that would have an effect upon the Taxes of the Company or any Subsidiary. Except as set forth on Schedule 6.15, to the best of the Company's and each Subsidiary's knowledge, no action or proceeding is pending or threatened by any governmental authority for any audit, examination, deficiency, assessment or collection from the Company or any Subsidiary of any Company Taxes, no unresolved claim for any deficiency, assessment or collection of any Company Taxes has been asserted against the Company or any Subsidiary, and all resolved assessments of Company Taxes have been paid or are reflected in the Company Balance Sheet.

     6.16 Proprietary Property. Schedule 6.16 contains a complete and accurate list of all material trade names, trademarks, service marks, copyrights, trade names, brand names, software and proprietary and other technical information (collectively "Proprietary Property"), including all contracts, agreements and licenses relating thereto, owned by the Company or the Subsidiaries or in which any of them has any rights to any such Proprietary Property. To the Company's knowledge, none of the Company or the Subsidiaries has infringed or is now infringing on any Proprietary Property belonging to any other person, firm or corporation. The Company and the Subsidiaries own or hold adequate licenses or other rights to use all Proprietary Property necessary for them to conduct their respective businesses as they are being conducted, including without limitation, all such rights relating to all software and related Proprietary Property used in and necessary for the operation of the Company's debit card platform and the Company's billing system relating to its 10XXX program, except where the failure to hold such rights could not be reasonably expected to result in a Company Material Adverse Effect. Except as disclosed on Schedule 6.16, none of the Company or the Subsidiaries has granted any licenses with respect to any of their respective Proprietary Property. None of the Company or the Subsidiaries has received any notice of, nor does the Company have any knowledge with respect to, any claim of infringement or other conflict or claimed conflict with respect to the rights of others to the use of the corporate name of the Company or any Subsidiary or any of their Proprietary Property, except such conflicts or claimed conflicts which, in the aggregate, would not result in a Company Material Adverse Effect. No Proprietary Property is subject to any outstanding order, judgment, decree, stipulation or agreement restricting the use thereof by the Company or any Subsidiary or restricting the licensing thereof by the Company or any Subsidiary to any Person. Except as set forth on
Schedule 6.16, neither the Company nor any Subsidiary has entered into any agreement to indemnity any other party against any charge of infringement of any patent, trademark, service mark or copyright.

     6.17 Labor Matters. Neither the Company nor any Subsidiary is a party to any collective bargaining agreement with respect to any of their employees. None of the employees of the Company or any Subsidiary are represented by any labor union and, as of the date hereof, neither the Company nor any Subsidiary has any knowledge of any union organizational efforts involving the Company's employees during the past five years. Except as set forth on Schedule 6.17, neither the Company nor any Subsidiary has received written notice of any claim, or has knowledge of any facts which are likely to give rise to any claim, that they have not complied in any material respect with any laws relating to the employment of labor, including, without limitation, any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and similar taxes, equal employment opportunity, employment discrimination or employment safety.

     6.18 Insurance. Schedule 6.18 lists, as of the date of this Agreement, all material policies of fire, products liability, general liability, vehicle, worker's compensation, directors' and officers' liability, title and other insurance owned or held by or covering the Company or any Subsidiary or any of their property or assets which are material to the business of the Company and any Subsidiary, taken as a whole. As of the date hereof, all of such policies are in full force and effect, except as to matters or defaults which, in the aggregate, would not have a Company Material Adverse Effect, and no written notice of cancellation or termination has been received with respect to any such policy which has not been replaced or cannot be replaced on substantially similar terms prior to the date of such cancellation or termination.

     6.19 Material Contracts. Schedule 6.19 lists, as of the date of this Agreement, the following contracts or agreements to which the Company or a Subsidiary is a party or is bound (collectively, the "Material Contracts"), (i) all contracts or other agreements, whether or not made in the ordinary course of business, which are material to the business of the Company and the Subsidiaries taken as a whole; (ii) all contracts in the nature of mortgages, indentures, promissory notes, loan or credit agreements or similar instruments under which the Company and the Subsidiaries have borrowed or may borrow at least $1,000,000; (iii) any personal property lease providing for annual rentals of $500,000 or more; (iv) any agreement with a term of at least one year for the purchase of materials, supplies, goods, services, equipment or other assets providing for either annual payments by the Company and the Subsidiaries of $500,000 or more or aggregate payments by the Company and the Subsidiaries of $1,000,000 or more; (v) any sales, distribution or other similar agreement with a term of at least six months, providing for the sale by the Company or any Subsidiary of materials, supplies, goods, services, equipment or other assets that provides for (A) annual payments to the Company and the Subsidiaries of $200,000 or more and (B) does not by its terms permit the Company or any Subsidiary to pass any increase in the costs of such materials, supplies, goods, services, equipment or other assets on to the counterpart thereto; (vi) any material partnership, joint venture or other similar agreement or arrangement;
(vii) any material agreement relating to the acquisition or disposition of any business (whether by merger, sale of stock, sale of assets or otherwise) entered into since April 1, 1997; (viii) any and all carrier services agreements, operating agreements and agreements with vendors; (ix) any material option, license, franchise or similar agreement; (x) any material agency, dealer, sales representative, marketing or other similar agreement; (xi) any agreement that limits the freedom of the Company or any Subsidiary to compete in any line of business or with any Person or in any area or which would so limit the freedom of the Company or any Subsidiary after the Effective Date;
(xii) all agreements with qualified independent distributors; (xiii) any agreement with any person directly or indirectly owning, controlling or holding with power to vote, 5% or more of the outstanding voting securities of the Company. Except as set forth on Schedule 6.19, each of the Material Contracts is valid and binding and in full force and effect, enforceable by the Company in accordance with its terms, except to the extent that such enforceability may be subject to applicable bankruptcy, insolvency, moratorium, reorganization or other laws affecting the enforcement of creditors' rights generally or by general equitable principles. None of the Company or the Subsidiaries or, to the knowledge of the Company, any other party thereto, is in default in any respect, and no event has occurred which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default of the Company or any Subsidiary or, to the knowledge of the Company, any third party, under any of the Material Contracts, except such defaults which, in the aggregate, would not result in a Company Material Adverse Effect. True and complete copies of each of the Material Contracts have been delivered or made available to the Acquiror.

     6.20 Proxy Statement; Other Information. The information supplied or to be supplied in writing by the Company specifically for inclusion in the Proxy Statement and any other documents to be filed with the SEC or any other regulatory agency in connection with the transactions contemplated hereby will, at the respective times such documents are filed, or, as applicable, declared effective, and on the Effective Time, and, with respect to the Proxy Statement, when first published, sent or given to stockholders of the Acquiror, not be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. If, at any time prior to the Effective Time, any event relating to the Company or any of its affiliates, officers or directors is discovered by the Company that should be set forth in a supplement to the Proxy Statement, the Company will promptly inform the Acquiror.

     6.21 Brokers. Except as set forth in Schedule 6.21, neither the Company nor any Subsidiary has paid or become obligated to pay any fee or commission to any broker, finder, investment banker or other intermediary in connection with this Agreement. The Company has delivered to the Acquiror copies of all current engagement letters that the Company has entered with BT Alex. Brown Incorporated.

     6.22 Continuity of Interest. The Company has caused each person who is an affiliate, as defined in Rule 12b-2 under the Exchange Act (an "Affiliate"), to deliver to the Acquiror and each Affiliate has, concurrently with the signing of this Agreement, signed an affiliate agreement in the form attached hereto as Exhibit C (an "Affiliate Agreement") providing, among other things, that such person has no plan or intention and will not sell, pledge, transfer or otherwise dispose of shares of Acquiror Common Stock or in any way reduce their risk relative to any such shares, until such time as financial results covering at least 30 days of combined operations of the Acquiror and the Company have been published within the meaning of Section 201.01 of the Codification of Financial Reporting Policies of the SEC and except in compliance with the applicable provisions of the Securities Act, and the rules and regulations thereunder.

     6.23 Transactions with Affiliated Parties. Schedule 6.23 sets forth a true and complete list and description of all transactions engaged in since April 1, 1996 between the Company and any director, officer, employee, stockholder, partner or agent of the Company, or any of their respective spouses or children, any trust of which any such person is the grantor, trustee or beneficiary, any corporation of which any such person or party is a stockholder, employee, officer or director, or any partnership or other person in which any such person or party owns an interest (all such persons, trusts, corporations and partnerships being herein referred to collectively as "Affiliated Parties" and individually as an "Affiliated Party"). No Affiliated Party is a party to any agreement, contract or commitment with the Company except as set forth in
Schedule 6.23.

     6.24 Distributors. Schedule 6.24 hereto sets forth the Company's five (5) largest distributors for the fiscal year ended March 31, 1998 (the "Large Distributors").

     6.25 Accounts Receivable. The accounts receivable of the Company set forth on the Company Balance Sheet or which have arisen since April 1, 1998 have arisen only from bona fide transactions in the ordinary course of business. The services sold and delivered that gave rise to such accounts were sold and delivered in conformity in all material respects with applicable Material Contracts and, except as set forth on Schedule 6.25, as of March 31, 1998 there were no refunds, rebates, discounts or other adjustments payable with respect to any such accounts receivable.

     6.26 Inventory. As of the date of the Company Balance Sheet, inventories set forth on the Company Balance Sheet consisted in all material respects of items of a quantity and quality saleable in the ordinary course of business net of applicable reserves. All such inventories are valued on the Company Balance Sheet in accordance with GAAP applied on a basis consistent with past practices.

                                  ARTICLE VII
                            COVENANTS AND AGREEMENTS

     7.1 Proxy Statement; Special Meeting. As promptly as practicable following the execution of this Agreement, Acquiror agrees that this Agreement shall be submitted at a special meeting of its stockholders duly called and held pursuant to Section 251(c) of the DGCL (the "Special Meeting") to consider and vote upon the approval of the Merger, and the Acquiror shall promptly prepare and file with the SEC the Proxy Statement and all other filings relating to the Special Meeting as required by the Exchange Act and the rules and regulations of the SEC promulgated thereunder. Acquiror shall use all commercially reasonable efforts to solicit from its stockholders proxies to be voted at the Special Meeting in favor of this Agreement and the transactions contemplated hereby, including without limitation, the Merger, which solicitation shall include the recommendations of the Company's Board of Directors in favor of this Agreement, the Merger and such other transactions. Acquiror will provide the Company and its advisors drafts of the Proxy Statement and will provide the Company and its advisors a reasonable opportunity to participate in such drafting process. The Acquiror will notify the Company promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information, and will supply the Company and its legal counsel with copies of all correspondence between the Acquiror or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. The term "Proxy Statement" shall mean such proxy statement at the time it initially is mailed to the stockholders of Acquiror and all duly filed amendments or revisions made thereto, if any, similarly mailed.

     7.2  Conduct of the Business of the Company Prior to the Effective
Time. The Company and the Stockholders agree that prior to the Effective Time, except as set forth on Schedule 7.2, otherwise consented to or approved in writing by the Acquiror or expressly permitted by this Agreement:

        (a) the business of the Company and the Subsidiaries shall be conducted only in the ordinary course and consistent with past practice;

        (b) each of the Company and each Subsidiary shall not (i) amend its Certificate of Incorporation or Bylaws, (ii) change the number of authorized, issued or outstanding shares of its capital stock, except upon the exercise of stock options or warrants outstanding on the date hereof, (iii) declare, set aside or pay any dividend or other distribution or payment in cash, stock or property in respect of shares of its capital stock, (iv) make any direct or indirect redemption, retirement, purchase or other acquisition of any of its capital stock or (v) split, combine or reclassify its outstanding shares of capital stock;

        (c) neither the Company nor any Subsidiary shall, directly or indirectly, (i) issue, grant, sell or pledge or agree or propose to issue, grant, sell or pledge any shares of, or rights of any kind to acquire any shares of the capital stock of the Company or any Subsidiary, except that the Company may issue shares of Common Stock upon the exercise of stock options or warrants outstanding on the date hereof, (ii) incur any material indebtedness for borrowed money, except material indebtedness for borrowed money incurred under credit facilities existing as of the date hereof, (iii) waive, release, grant or transfer any rights of material value or (iv) transfer, lease, license, sell, mortgage, pledge, dispose of or encumber any material assets of the Company or any Subsidiary other than in the ordinary course of business and consistent with past practice;

        (d) the Company and the Subsidiaries shall preserve intact the business organization of the Company and the Subsidiaries, use their respective best efforts to keep available the services of its operating personnel and use their respective best efforts to preserve the goodwill of those having business relationships with each of them, including, without limitation, the Large Distributors;

        (e) neither the Company nor any Subsidiary will, directly or indirectly,
(i) increase the compensation payable or to become payable by it to any of its employees, officers or directors, except in accordance with employment agreements, welfare and benefit plans set forth on Schedule 6.10, (ii) adopt additional, or make any payment or provision, other than as required by existing plans or agreements, including provisions and actions under existing stock option plans in connection with the Merger, in the ordinary course of business and consistent with prior practice, with respect to any stock option, bonus, profit sharing, pension, retirement, deferred compensation, employment or other payment or employee compensation plan, agreement or arrangement for the benefit of employees of the Company or any Subsidiary, (iii) grant any stock options or stock appreciation rights or issue any warrants, (iv) enter into or amend any employment or severance agreement or arrangement or (v) make any loan or advance to, or enter into any written contract, lease or commitment with, any officer or director of the Company or its Subsidiary or any Stockholder;

        (f) neither the Company nor any Subsidiary shall, directly or indirectly, assume, guarantee, endorse or otherwise become responsible for the obligations of any other individual, firm or corporation other than a Subsidiary or make any loans or advances to any individual, firm or corporation except in the ordinary course of its business and consistent with past practices;

        (g) neither the Company nor any Subsidiary shall make any investment of a capital nature either by purchase of stock or securities, contributions to capital, property transfers, acquisition or financing of equipment or any other assets or otherwise by the purchase of any property or assets of any other individual, firm or corporation, except with respect to capital expenditures incurred in the ordinary course of business under Material Contracts in place on the date of this Agreement;

        (h) neither the Company nor any Subsidiary shall enter into, modify or amend in any material respect or take any action to terminate their respective Material Contracts, except in the ordinary course of business;

        (i) neither the Company nor any Subsidiary shall take any action, other than reasonable and usual actions in the ordinary course of business and consistent with past practice, with respect to accounting policies or procedures, except for changes required by GAAP;

        (j) neither the Company nor any Subsidiary shall settle or compromise any material federal, state, local or foreign income or excise tax proceeding or audit;

        (k) the Company and the Subsidiaries will promptly advise the Acquiror in writing of any Company Material Adverse Effect or any breach of the Company's representations or warranties, or any material breach of a covenant contained herein of which the Company or any Subsidiary has knowledge; and

        (l) neither the Company nor any Subsidiary shall enter into any agreement, commitment or arrangement to do any of the things described in clauses (a) through (k).

From time to time, at the request of Acquiror, representatives of the Company shall be available to meet with the chief executive officer or chief financial officer of the Acquiror to discuss the Company and all ongoing operational issues and matters and to provide such periodic financial information and data as may be requested by the Acquiror. Following the execution of this Agreement, the Company and Acquiror shall commence negotiations with respect to the terms and conditions of a route management agreement to be entered into between such parties prior to the Closing Date.

     7.3 Access to Properties and Record. Each party to this Agreement shall afford to the other parties hereto and their respective accountants, financial advisors, counsel and representatives, reasonable access during normal business hours throughout the period prior to the Effective Time to all of their properties, books, contracts, commitments and written records, including without limitation, all regulatory filings with the FCC, state public utilities commissions and Foreign Agencies from the last four years and all tax returns for the preceding six years), and shall make reasonably available their officers and employees to answer fully and promptly questions put to them thereby; provided that no investigation pursuant to this Section 7.3 shall alter any representation or warranties of any party hereto or conditions to the obligation of the parties hereto; provided, further, that such access shall not unreasonably interfere with the normal business operations of any of the parties hereto.

     7.4 Acquisition Proposals. Following the execution of this Agreement, none of the Company, any Subsidiary, the Stockholders nor any of the Company's or any Subsidiary's directors, partners, officers, employees or other representatives or agents shall, directly or indirectly, communicate, solicit, initiate, encourage or participate in discussions or negotiations with or the submission of any offer or proposal by or provide any information or access to, any corporation, partnership, person, or other entity or group (other than Newco or Acquiror or an officer or other authorized representative of Newco or Acquiror) concerning any Acquisition Proposal. The Company will promptly, and in no event later than 24 hours after receipt of the relevant Acquisition Proposal, notify (which notice shall be provided orally and in writing) the Acquiror after (i) the Company has received any Acquisition Proposal, (ii) the Company has actual knowledge that any person is considering making an Acquisition Proposal, or
(iii) the Company has received any request for information relating to the Company or any Subsidiary, or for access to the properties, books or records of the Company or any Subsidiary, by any person that the Company has actual knowledge is considering making, or has made, an Acquisition Proposal. Such notice shall contain, among other things, the identity of the person making or considering an Acquisition Proposal and the terms and conditions of such Acquisition Proposal, including without limitation the consideration offered or to be offered in connection therewith. The Company will keep the Acquiror fully informed of the status and details of any such Acquisition Proposal or request. The Company and the Stockholders shall, and shall cause the Company's and each Subsidiary's directors, officers, employees, financial advisors and other agents or representatives to, cease immediately and cause to be terminated all activities, discussions or negotiations, if any, with any persons heretofore conducted with respect to any Acquisition Proposal. For purposes of this Agreement, "Acquisition Proposal" means any offer or proposal for a merger or other business combination involving the Company or any Subsidiary or the acquisition of any equity interest in, or a substantial portion of the assets of, the Company or any Subsidiary, other than the transactions contemplated by this Agreement.

     7.5  Indemnification by the Stockholders.

        (a) Following the Effective Time, the Stockholders agree, (i) with respect to the representations and warranties set forth in Article V, severally but not jointly, and (ii) with respect to the representations and warranties set forth in Article VI, jointly and severally, to indemnify Acquiror, and each of Acquiror's respective officers, directors, employees, agents and representatives (collectively, the "Acquiror Indemnitees"), against, and hold such Acquiror Indemnitees harmless from any and all claims, obligations, losses, damages, costs, expenses (including without limitation, reasonable attorneys' fees and expenses) and other liabilities of Acquiror (collectively, the "Losses") arising out of the breach of any representation, warranty, covenant or agreement of the Company or the Stockholders herein, whether or not such Losses arise as a result of third party claims asserted against the Company. Notwithstanding the foregoing, the Stockholders shall not be liable to the Acquiror Indemnitees under this Section 7.5(a) until the aggregate of all such Losses exceeds One Million Dollars ($1,000,000) (the "Stockholders's Threshold Amount"), in which case the Stockholders shall be required to indemnify the Acquiror Indemnitees for the full amount of such Losses, including the Stockholders's Threshold Amount. Notwithstanding the foregoing, no claim for indemnification under this
Section 7.5(a) may be made after the Escrow Period.

        (b) Each of the Acquiror Indemnitees agrees to give the Stockholders prompt written notice of any claim, assertion, event or proceeding by or in respect of a third party of which it has knowledge concerning any Loss as to which it may request indemnification hereunder with respect to any such third party claim. The Stockholders shall have the right to direct, through counsel of their own choosing, the defense or settlement of any such third party claim or proceeding (provided that the Stockholders shall have first acknowledged its indemnification obligations hereunder specifically in respect of such claim or proceeding) at its own expense, which counsel shall be reasonably satisfactory to the Acquiror Indemnitees. If the Stockholders elect to assume the defense of any such claim or proceeding, the Acquiror Indemnitees may participate in such defense, but in such case the expenses of the Acquiror Indemnitees incurred in connection with such participation shall be paid by the Acquiror Indemnitees. The Acquiror Indemnitees shall reasonably cooperate with the Stockholders in the defense or settlement of any such claim, assertion, event or proceeding. If the Stockholders elect to direct the defense of any such claim or proceeding, the Acquiror Indemnitees shall not pay, or permit to be paid, any part of any claim or demand arising from such asserted Loss, unless the Stockholders consent in writing to such payment or unless the Stockholders withdraws from the defense of such asserted Loss, or unless a final judgment from which no appeal may be taken by or on behalf of the Stockholders is entered against any Acquiror Indemnitee for such Loss. The Stockholders will not settle or compromise any claim subject to this Section 7.5(b) without the prior consent of the affected Acquiror Indemnitees, such consent not to be unreasonably withheld, provided that such consent shall not be necessary if such settlement or compromise includes (i) the payment of monetary damages by the Stockholders on behalf of such Acquiror Indemnitees and (ii) the full release of such Persons. If the Stockholders shall fail to defend, or if, after commencing or undertaking any such defense, the Stockholders fail to prosecute or withdraws from such defense, the Acquiror Indemnitees shall have the right to undertake the defense or settlement thereof at the Stockholders's expense.

        (c) Any Loss subject to indemnification pursuant to this Section 7.5 shall be offset against any appropriate number of Escrow Shares pursuant to the terms and conditions of the Escrow Agreement.

        (d) Notwithstanding any other provision herein to the contrary, (i) following the Effective Time, the indemnification of Acquiror by the Stockholders in this Section 7.5 shall be the exclusive remedy for any breach of any representation, warranty, covenant or agreement of the Company or the Stockholders in this Agreement or the Escrow Agreement, (ii) recourse for any Loss shall be limited exclusively to the right to receive Escrow Shares in accordance with the terms of this Agreement and the Escrow Agreement and (iii) in determining the number of Escrow Shares required to satisfy any Loss, the Escrow Shares shall be valued at the average closing price of Acquiror Common Stock on The Nasdaq Stock Market for the five (5) trading days prior to the date on which such Escrow Shares are delivered in satisfaction of a claim in respect of such Loss.

     7.6  Confidentiality.

        (a) Subject to applicable law and to subpoena, the Acquiror and Newco will hold, and will cause each of their affiliates, employees, officers, directors and other representatives to hold, in strict confidence, and to not use to the detriment of the Company or the Subsidiaries, any information or data concerning the Company or the Subsidiaries furnished to them in connection with the transactions contemplated by this Agreement, except for information or data generally known or available to the public; and if the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained and the Acquiror and Newco will return to the Company or the Subsidiaries all such information and data as the Company or the Subsidiaries may request.

        (b) Subject to applicable law and to subpoena, each of the Company, its Subsidiaries and the Stockholders will hold, and will cause each of the Company's and each Subsidiary's employees, officers, directors and other representatives to hold, in strict confidence, and to not use to the detriment of the Acquiror or Newco, any information or data concerning the Acquiror or Newco furnished to them in connection with the transactions contemplated by this Agreement, except for information or data generally known or available to the public; and if the transactions contemplated by this Agreement are not consummated, such confidence shall be maintained and the Company and the Subsidiaries will return to the Acquiror or Newco all such information and data as the Acquiror or Newco may request.

     7.7 Reasonable Best Efforts. Subject to the terms and conditions hereof, each of the parties hereto agrees to use their reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary to satisfy the conditions set forth herein as soon as practicable, including, without limitation, reasonable best efforts necessary to have removed or rescinded any temporary, preliminary or permanent injunction, including the injunctions or other orders described in
Section 8.1(b). The Acquiror and the Company each agree to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary or required by (a) the United States Federal Trade Commission or the United States Department of Justice in connection with the expiration or termination of the waiting period under the HSR Act and (b) the FCC and applicable state regulatory agencies and public utilities commissions in connection with the transfer of any licenses required hereunder, including without limitation, any license held by the Company under Section 214 of the Communications Act, provided that neither party will be required to take any action or to do anything in connection with the foregoing which would materially impair the Acquiror's or the Surviving Corporation's ownership or operation of all or a material portion of the business and assets of the Company and its Subsidiary taken as a whole, or compel the Acquiror to dispose of all or a material portion of the business or assets of the Acquiror and its subsidiaries, taken as a whole. No party hereto will take any action for the purpose of delaying, impairing or impeding the receipt of any required consent, authorization, order or approval or the making of any required filing or registration.

     7.8 Withdrawal of Company S-1. Promptly following the execution of this Agreement, the Company shall file all necessary documents with the SEC and take all other necessary steps to terminate the registration process with respect to the registration of the shares of the Company's Common Stock under the Securities Act.

     7.9 Proxy of Principal Stockholders. On or prior to its execution of this Agreement, Acquiror shall receive from Chris Edgecomb, Mary Casey and David Vaun Crumly proxies, substantially in the form of Exhibit D hereto (the "Proxies"), which Proxies shall include, among other things, the agreement of such parties to vote in favor of this Agreement and the transactions contemplated hereby, including without limitation, the Merger.

     7.10 Certain Events. Acquiror will promptly advise the Company and the Stockholders in writing of any event or condition that would have a material adverse effect on the ability of Acquiror to consummate the transactions contemplated hereby, including without limitation, the Merger, or of any material breach of Acquiror's representations or warranties or any material breach of a covenant contained herein of which Acquiror has knowledge.

     7.11 Financial Statements. On or prior to June 15, 1998, the Company shall deliver to Acquiror an audited balance sheet and audited statements of operations, stockholders' equity and cash flows as of and for the Company's fiscal year ended March 31, 1998, which financial statements have been audited by KPMG Peat Marwick LLP. Such audited financial statements shall not vary materially from the Company Financial Statements. As promptly as practical but no later than forty five days following the end of each of the Company's fiscal quarters, the Company shall deliver to Acquiror the Company's balance sheet and its statements of operations, stockholders' equity and cash flows for such fiscal quarter, which financial statements shall be accompanied by the certification of the Company's chief financial officer that such financial statements have been prepared in accordance with GAAP, consistently applied, subject only to normal year-end adjustments.

     7.12  Conduct of the Business of Acquiror Prior to the Effective
Time. Acquiror agrees that prior to the Effective Time, except as expressly permitted by this Agreement or as otherwise consented to by the Company, which consent shall not apply to Section 7.12(e), Acquiror:

        (a) shall preserve intact its business organization and shall use all reasonable efforts to keep available the services of its key operating personnel and to preserve the goodwill of those parties having a material business relationship with Acquiror;

        (b) shall not change in any material respect Acquiror's accounting methods, principles or practices, except for actions taken in the ordinary course of business and actions consistent with or required by GAAP;

        (c) shall not enter into a plan of dissolution or liquidation or otherwise commence the winding down of Acquiror's operations;

        (d) shall not, except with respect to options granted and/or exercised in the ordinary course of business, issue a material number of shares of Acquiror Common Stock at a price that is more than 10% below the last closing sales price of Acquiror Common Stock, as quoted on The Nasdaq Stock Market on the trading day immediately prior to the date of issuance; and

        (e) shall not enter into any transaction or series of relating transactions with an aggregate purchase price of more than $100 million without notifying the Company prior thereto.

                                  ARTICLE VIII

                              CONDITIONS PRECEDENT

     8.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

        (a) This Agreement and the Merger contemplated hereby shall have been approved and adopted by the requisite vote of the holders of the outstanding shares of Acquiror Common Stock entitled to vote thereon at the Special Meeting.

        (b) No United States or state governmental authority or other agency or commission or United States or state court of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the acquisition of Common Stock by Newco illegal or otherwise prohibiting consummation of the transactions contemplated by this Agreement.

        (c) Any waiting period applicable to the Merger under the HSR Act shall have expired or been terminated.

        (d) All material filings with the FCC required under the Communications Act, with state agencies under state public utility statutes and with Foreign Agencies under applicable foreign statutes shall have been made, and all approvals with respect to such material filings shall have been received.

        (e) The shares of Acquiror Common Stock issuable in the Merger or thereafter shall have been authorized for listing on the Nasdaq National Market, upon official notice of issuance.

        (f) There shall not have been instituted or pending any action or proceeding by or before any court or governmental authority or other regulatory or administrative agency or commission, domestic or foreign, by any government or governmental authority, nor shall there be any determination by any government, governmental authority, regulatory or administrative agency or commission which, in either case, would require either party to take any action or do anything in connection with the foregoing which would result in a material adverse effect to their respective businesses or materially impair Acquiror's or the Surviving Corporation's ownership or operation of all or a material portion of the business or assets of the Company and the Subsidiary, taken as a whole, or compel Acquiror to dispose of all or a material portion of the business or assets of Acquiror and the Subsidiaries, taken as a whole.

        (g) The Acquiror shall have received letters (i) from Arthur Andersen LLP approving the accounting treatment of the Merger as a "pooling of interests" and (ii) from KPMG Peat Marwick LLP that the Company has taken no action in the past two years that would prevent the application of a "pooling of interests" accounting treatment to the Merger, and the SEC shall not have objected to such accounting treatment.

     8.2 Conditions to the Obligation of the Company and the Stockholders to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

        (a) Each of the Acquiror and Newco shall have performed in all material respects its obligations under this Agreement required to be performed by it on or prior to the Effective Time pursuant to the terms hereof.

        (b) All representations or warranties of the Acquiror and Newco in this Agreement which are qualified with respect to an Acquiror Material Adverse Effect or materiality shall be true and correct, and all such representations or warranties that are not so qualified shall be true and correct in all material respects, in each case as if such representation or warranty was made as of the Effective Time, except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such specified date.

        (c) Since the date of this Agreement, there shall not have been any material adverse change in the financial condition, results of operations, properties or business of the Acquiror and its Subsidiaries, taken as a whole, excluding any such change caused by a general change in the economy or in the telecommunications industry served by the Acquiror and its Subsidiaries.

        (d) Each of the Acquiror and Newco shall have delivered a certificate of its President or Vice President to the effect set forth in paragraphs (a), (b) and (c) of this Section 7.2.

        (e) Acquiror and each Stockholder shall have entered into a registration rights agreement in the form of Exhibit E hereto.

        (f) The Company shall have received from Riordan & McKinzie, counsel to the Acquiror and Newco, an opinion dated the Effective Time and covering such matters as may be reasonably requested by the Company and the Stockholders.

        (g) The Acquiror shall have taken all necessary steps such that ST will become a member of the Board of Directors of the Acquiror immediately following the Effective Time.

        (h) The Company shall have received reasonably satisfactory evidence that, following the Effective Date, the shares of Acquiror Common Stock issuable on exercise of the Options and Warrants will be subject to an effective Registration Statement on Form S-8 filed by Acquiror pursuant to the Securities Act.

     8.3 Conditions to Obligations of the Acquiror and Newco to Effect the Merger. The obligations of Acquiror and Newco to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

        (a) Each of the Company and its Subsidiaries shall have performed in all material respects each of its obligations under this Agreement required to be performed by it on or prior to the Effective Time pursuant to the terms hereof.

        (b) All representations or warranties of the Company in this Agreement which are qualified with respect to a Company Material Adverse Effect or materiality shall be true and correct, and all such representations or warranties that are not so qualified shall be true and correct in all material respects, in each case as if such representation or warranty were made as of the Effective Time except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct as of such specified date.

        (c) Since the date of this Agreement, there shall not have been any material adverse change in the financial condition, results of operations, properties or business of the Company and its Subsidiaries, taken as a whole, excluding any such change caused by a general change in the economy or in the telecommunications industry served by the Company and its Subsidiaries and other than any such change approved by the Acquiror.

        (d) The Company shall have delivered a certificate of its President or Vice President to the effect set forth in paragraphs (a), (b) and (c) to this
Section 8.3.

        (e) Newco shall have received letters of resignation addressed to the Company from those members of the Company's board of directors as listed on
Schedule 8.3(e), which resignations shall be effective as of the Effective Time.

        (f) The Acquiror shall have received from Swidler & Berlin, Chartered, and Rakisons, domestic and foreign counsel to the Company, respectively, opinions dated the Effective Time and covering such matters as may be reasonably requested by Acquiror, such matters to include, among other things, opinions relating to all federal, state and foreign regulatory approvals.

        (g) Newco shall have received executed Affiliate Agreements from designated Affiliates.

                                   ARTICLE IX

                       TERMINATION, AMENDMENT AND WAIVER

     9.1 Termination. This Agreement may be terminated and the Merger contemplated herein may be abandoned at any time prior to the Effective Time and before approval by the stockholders of Acquiror:

        (a) by the mutual consent of Acquiror and the Company, acting through their respective Boards of Directors;

        (b) by Acquiror if (i) there has occurred a material adverse change in the financial condition, results of operations, business or properties of the Company and its Subsidiaries, taken as a whole, except for any change caused by a general change in the economy of the United States or in the telecommunications industry served by the Company, and except as otherwise approved in writing by Acquiror, (ii) there is a breach of any of the representations and warranties of the Company which are qualified with respect to a Company Material Adverse Effect or materiality or if the Company shall have breached in any material respect any of such representations or warranties which are not so qualified, or (iii) the Company or the Stockholders fail to comply in any material respect with any of the covenants or agreements contained herein applicable thereto or otherwise wilfully breach or fail to perform pursuant to the terms hereof, which breaches or failures, as the case may be, are, in the aggregate, material in the context of the transactions contemplated by this Agreement;

        (c) by the Company (i) if there has occurred a material adverse change in the financial condition, results of operations, business or properties of the Acquiror, except for any change caused by a general change in the economy of the United States or in the telecommunications industry served by Acquiror, and except as otherwise approved in writing by the Company, (ii) there is a breach of any of the representations and warranties of the Acquiror or Newco which are qualified with respect to an Acquiror Material Adverse Effect or materiality or if the Acquiror or Newco shall have breached in any material respect any of such representations or warranties which are not so qualified or (iii) the Acquiror or Newco fails to comply in any material respect with any of its covenants or agreements contained herein or otherwise wilfully breaches or fails to perform pursuant to the terms hereof, which breaches or failures, as the case may be, are, in the aggregate, material in the context of the transactions contemplated by this Agreement; and

        (d) by either Newco or the Company, if on or before December 31, 1998 the Merger shall not have been consummated, except as otherwise set forth in that last clause of Section 3.1 and provided that neither party may terminate under this Section 9.1(d) if such failure has been caused by that party's material breach of this Agreement; provided further that if any condition to this Agreement shall fail to be satisfied by reason of the existence of an injunction or order of any court or governmental or regulatory body resulting from an action or proceeding commenced by any party which is not a government or governmental authority, then at the request of either party the deadline date referred to above shall be extended for a reasonable period of time, not in excess of 120 days, to permit the parties to have such injunction vacated or order reversed.

     In the event of such termination and abandonment, no party hereto (or any of its directors or officers) shall have any liability or further obligation to any other party to this Agreement except as provided in Section 9.2, and except that nothing herein will relieve any party from liability for any willful breach of this Agreement prior to such termination or abandonment.

     9.2 Termination Fee. If (a) this Agreement is terminated by Acquiror pursuant to Section 9.1(b)(iii), (b) within six (6) months following such termination, the Company and/or the Stockholders enter into an agreement or series of related agreements contemplating the acquisition, by means of a tender or exchange offer, merger, consolidation, business combination or otherwise, all or a substantial portion of the outstanding shares of Common Stock or of the assets of the Company and the Subsidiaries and (c) the value of the consideration to be received by the stockholders of the Company with respect to such transaction or transactions equals or exceeds $500 million (determined on the execution of the agreement or agreements relating to such transaction or transactions), then the Company shall, simultaneously with consummation of such transaction or transactions, pay to Acquiror $20 million by wire transfer in immediately available funds.

     9.3 Amendment. Subject to the applicable provisions of the Business Corporation Law, this Agreement may be amended by the parties hereto solely by action taken by their respective Boards of Directors. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     9.4 Waiver. At any time prior to the Effective Time, the parties hereto, by action taken by their respective Boards of Directors, may (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any documents delivered pursuant hereto, and
(iii) waive compliance by the other party with any of the agreements or conditions herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE X

                                 MISCELLANEOUS

     10.1 Survival. All representations, warranties and agreements contained in this Agreement or in any instrument delivered pursuant to this Agreement shall terminate and be extinguished at the end of the Escrow Period.

     10.2 Expenses and Fees. Each party to this Agreement shall bear his or its own fees and expenses incurred in the connection with the transactions contemplated hereby, provided that, in the context of the enforcement of the terms and conditions of this Agreement, the prevailing party shall be entitled to the payment of its reasonable legal fees and expenses incurred in connection with the enforcement of such rights.

     10.3 Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been given or made if in writing and delivered personally or sent by registered or certified mail (postage prepaid, return receipt requested) or by telecopier to the parties at the following addresses and facsimile numbers:

        (a) if to Newco or the Acquiror to:

          STAR Telecommunications, Inc.
          233 East De La Guerra Street
          Santa Barbara, California 93101
          Attention: Chief Financial Officer
          Fax: (805) 966-7593
            with copies to:

            Riordan & McKinzie
          300 South Grand Avenue, 29th Floor
          Los Angeles, California 90071
          Attention: Timothy F. Sylvester, Esq.
          Fax: (213) 229-8550

        (b) if to the Company or the Stockholders, to:

           PT-1 Communications, Inc.
           30-50 Whitestone Expressway
           Flushing, NY 11354
           Attention: General Counsel
           Fax: (718) 939-4976

           with copies to:

           Swidler & Berlin, Chartered
           3000 K Street, N.W., Suite 300
           Washington, D.C. 20007-5116
           Attention: Morris DeFeo, Esq.
           Fax: (202) 424-7643

or at such other addresses as shall be furnished by the parties by like notice, and such notice or communication shall be deemed to have been given or made as of the date so delivered or mailed or confirmation of transmission.

     10.4 Headings. The headings contained in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

     10.5 Publicity. The parties hereto shall not, and shall cause their affiliates not to, issue or cause the publication of any press release or other announcement with respect to the Merger or this Agreement without delivering a draft of any such press release to such parties.

     10.6 Entire Agreement; Knowledge. This Agreement constitutes the entire agreement among the parties and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. For purposes of this Agreement, "knowledge" of any party shall mean the actual knowledge of such party or, in the case of Acquiror or the Company, the actual knowledge of the executive officers thereof.

     10.7 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefits of the parties hereto and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests or obligations shall be assigned by any of the parties hereto without the prior written consent of the other. This Agreement is not intended to confer upon any other person any rights or remedies hereunder.

     10.8 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.

     10.9 Invalidity, Etc. In the event that any provision of this Agreement shall be deemed contrary to law or invalid or unenforceable in any respect by a court of competent jurisdiction, the remaining provisions shall remain in full force and effect to the extent that such provisions can still reasonably be given effect in accordance with the intentions of the parties, and the invalid and unenforceable provisions shall be deemed, without further action on the part of the parties, modified, amended and limited solely to the extent necessary to render the same valid and enforceable.

     10.10 Specific Performance. Each of the parties hereto acknowledges and agrees that the other parties hereto would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the parties hereto agrees that they each shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and conditions hereof in any action instituted in any court of the United States or any state having competent jurisdiction, in addition to any other remedy to which such party may be entitled, at law or in equity.

     10.11 Governing Law. The validity and interpretation of this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without reference to the conflict of laws principles thereof.
            [The remainder of this page is left blank intentionally]

     IN WITNESS WHEREOF, Acquiror, Newco, the Company and the Stockholders have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

ACQUIROR:                                      STAR Telecommunications, Inc.

                                               By: /s/ CHRISTOPHER E. EDGECOMB
                                               --------------------------------------------------------
                                                   Christopher E. Edgecomb

NEWCO:                                         Sierra Acquisition Co., Inc.

                                               By: /s/ CHRISTOPHER E. EDGECOMB
                                               --------------------------------------------------------
                                                   Christopher E. Edgecomb

COMPANY:                                       PT-1 Communications, Inc.

                                               By: /s/ SAMER TAWFIK
                                               --------------------------------------------------------
                                                   Samer Tawfik

THE STOCKHOLDERS:                              /s/ SAMER TAWFIK
                                               --------------------------------------------------------
                                               Samer Tawfik

                                               /s/ PETER M. VITA
                                               --------------------------------------------------------
                                               Peter M. Vita

                                               /s/ DOUGLAS BARLEY
                                               --------------------------------------------------------
                                               Douglas Barley

                                               /s/ JOSEPH A. PANNULLO
                                               --------------------------------------------------------
                                               Joseph A. Pannullo

                                               /s/ JOHN J. KLUSARITZ
                                               --------------------------------------------------------
                                               John J. Klusaritz